 As filed with the Securities and Exchange Commission on September 11, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APPLIED DIGITAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	7374	95-4863690
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3811 Turtle Creek Blvd., Suite 2100
Dallas, Texas 75219
(214) 427-1704
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wes Cummins
Chief Executive Officer
Applied Digital Corporation
3811 Turtle Creek Blvd., Suite 2100
Dallas, Texas 75219
(214) 427-1704
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven E. Siesser, Esq.
Lowenstein Sandler LLP
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 204-8688

 ]]]]

Approximate date of commencement of proposed sale to the public:

From time to time, as determined by the selling stockholder, after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholder may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and nor is it a solicitation of offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED SEPTEMBER 11, 2024

2,964,917 Shares of Common Stock Underlying the Warrant
This prospectus relates to the resale of up to 2,964,917 shares of common stock, par value $0.001 per share (the “Common Stock”), of Applied Digital Corporation (the “Company,” “we,” “our” or “us”) by the selling stockholder listed in this prospectus or its permitted transferee (the “Selling Stockholder”). The shares of Common Stock registered for resale pursuant to this prospectus consist of 2,964,917 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the warrant issued to the Selling Stockholder on August 11, 2024 (the “Warrant”), in connection with, and pursuant to the terms of, that certain Promissory Note, dated June 7, 2024, by and between APLD Holdings 2 LLC, our subsidiary (“APLD Holdings”), and the Selling Stockholder (the “Promissory Note”), and that certain Waiver Agreement, dated August 11, 2024, by and between APLD Holdings and the Selling Stockholder (the “Waiver Agreement”).
The Warrant Shares were issued to the Selling Stockholder in a private placement offering (the “Private Placement”). For additional information about the Private Placement, see “Private Placement” on page 13 of this prospectus.
We will not receive any proceeds from the resale or other disposition of the Warrant Shares by the Selling Stockholder. See “Use of Proceeds” beginning on page 18 and “Plan of Distribution” beginning on page 19 of this prospectus for more information. Although we have been advised by the Selling Stockholder that the Selling Stockholder is purchasing the Warrant Shares for its own account, for investment purpose in which it takes investment risk (including, without limitation, the risk of loss), and without any view or intention to distribute such Warrant Shares in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities laws, the Securities and Exchange Commission (the “SEC”) may take the position that the Selling Stockholder is deemed an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act and any profits on the sales of the Warrant Shares by the Selling Stockholder and any discounts, commissions or concessions received by the Selling Stockholder are deemed to be underwriting discounts and commissions under the Securities Act.
Our Common Stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “APLD.” On September 9, 2024, the last reported sale price of our Common Stock as reported on Nasdaq was $6.58.
You should read this prospectus carefully, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before you invest in any of our securities.
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is         , 2024.

ABOUT THIS PROSPECTUS
This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.
You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the Selling Stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we, nor the Selling Stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 14, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.
Our Business
We are a United States (“U.S.”) designer, developer, and operator of next-generation digital infrastructure across North America. We provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Computing (“HPC”) and Artificial Intelligence (“AI”). We operate in three distinct business segments, including, Blockchain data center hosting (the “Data Center Hosting Business”), cloud services through a wholly owned subsidiary (the “Cloud Services Business”) and HPC data center hosting (the “HPC Hosting Business”), as further discussed below.
We completed our initial public offering in April 2022 and our Common Stock began trading on Nasdaq on April 13, 2022. In November 2022, we changed our name from Applied Blockchain, Inc. to Applied Digital Corporation.
Data Center Hosting Business
Our Data Center Hosting Business provides energized infrastructure services to crypto mining customers. Our custom-designed data centers allow customers to rent space based on their power requirements. We currently serve seven crypto mining customers, all of which have entered into contracts with us ranging from three to five years. This business segment accounts for the majority of the revenue we generate from our operations (approximately 83% for the fiscal year ended May 31, 2024).
We currently operate sites in Jamestown and Ellendale, North Dakota, with a total hosting capacity of approximately 286 MW:
•Jamestown, North Dakota: 106 MW facility.
•Ellendale, North Dakota: 180 MW facility.
In March 2021, we executed a strategy planning and portfolio advisory services agreement (the “Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, the “Service Provider(s)”). Under the Services Agreement, the Service Providers agreed to provide crypto asset mining management and analysis and assist us in securing difficult-to-obtain mining equipment. Under the terms of the Services Agreement, we issued 7,440,148 shares of our Common Stock to each of GMR and SparkPool and 3,156,426 shares of our Common Stock to Valuefinder. In June 2022, SparkPool ceased all operations and forfeited 4,965,432 shares of our Common Stock back to us.
In March 2022, we decided to terminate our crypto mining operations, shifting our focus and our business strategy to developing the HPC Hosting Business and our other two business segments (including the Data Center Hosting Business). Each Service Provider advised us concerning the design and buildout of our hosting operations. We continue to partner with GMR, and other providers as they remain our strategic equity investors. Our partners have strong relationships across the cryptocurrency ecosystem, which we may leverage to identify leads for the expansion of our operations and business segments.
Compared to our previous mining operations, co-hosting revenues are less subject to volatility related to the underlying crypto-asset markets. We have a contractual ceiling for our energy costs through our Amended and Restated Electric Service Agreement, entered into in September 2023 with a utility in the upper Midwest (the

“Electric Service Agreement”). One of the main benefits of the Electric Service Agreement is the low cost of power for mining. Even before the recently imposed crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100 MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts.
In March 2024, we announced that we entered into a definitive agreement to sell our 200 MW campus in Garden City, TX, to Mara Garden City LLC, a Delaware limited liability company and subsidiary of Marathon Digital Holdings (Nasdaq: MARA). We completed the sale transaction on April 1, 2024.
Cloud Services Business
We officially launched our Cloud Services Business in May 2023. We operate our Cloud Services Business through our wholly owned subsidiary, Applied Digital Cloud Corporation (“Applied Digital Cloud”), which provides cloud services to customers, such as AI and machine learning developers. Our Cloud Services Business specializes in providing GPU computing solutions to empower customers in executing critical workloads related to AI, machine learning (“ML”), rendering, and other HPC tasks. Our managed hosting cloud service allows customers to sign service contracts, utilizing our Company-provided equipment for seamless and cost-effective operations.
We are rolling out multiple GPU clusters, each comprising 1,024 GPUs, which are available for lease by our customers. Additionally, we have secured contracts with colocation service providers to ensure secure space and energy for our hosting services. Our strategy is to utilize a blend of third-party colocation and our own HPC data centers to deliver cloud services to our customers.
We currently rely on a few major suppliers for our products in this business segment: NVIDIA Corp. (“NVIDIA”), Super Micro Computer Inc. (“Super Micro”), Hewlett Packard Enterprise (“HPE”) and Dell Technologies Inc. (“Dell”). In May 2023, we partnered with Super Micro, a renowned provider of Application-Optimized Total IT Solutions. Together, we aim to deliver the Company’s cloud services to our customers. Super Micro’s high-performance server and storage solutions are designed to address a wide range of computational-intensive workloads. Their next-generation GPU servers are incredibly power-efficient, which is vital for data centers as the power requirements for large-scale AI models continue to increase. Optimizing the Total Cost of Ownership (“TCO”) and Total Cost to Environment (“TCE”) is critical for data center operators to ensure sustainable operations.
In June 2023, we announced a partnership with HPE, a global company specializing in edge-to-cloud technology. As part of this collaboration, HPE will provide its powerful and energy-efficient supercomputers to support large-scale AI through our cloud service. HPE has been supportive in core design considerations and engineering of Company-owned facilities which will support Applied Digital Cloud’s infrastructure. In addition, we have supply agreements with Dell for delivery of AI and GPU servers.
By May 31, 2024, the Company had received and deployed a total of 6,144 GPUs; 4,096 GPUs were actively recognizing revenue and 2,048 GPUs were pending customer acceptance to start revenue recognition. The Cloud Services Business currently serves two customers and accounted for approximately 17% of our revenue in fiscal year 2024. As we ramp up operations in this business segment, we expect to acquire and deploy additional GPUs, increase revenue from the Cloud Services Business and increase the percentage of our revenue produced by our Cloud Services Business.
HPC Hosting Business
Our HPC Hosting Business specializes in designing, constructing, and managing data centers tailored to support HPC applications, including AI.
The Company is currently building two HPC focused data centers. The first facility, which is nearing completion, is a 7.5 MW facility in Jamestown, ND location adjacent to the Company's 106 MW Data center hosting facility. The Company also broke ground on a 100 MW HPC data center project in Ellendale, ND (the “HPC

Ellendale Facility”), on land located adjacent to its existing 180 MW Data center hosting facility. These separate and unique buildings, designed and purpose-built for GPUs, will sit separate from the Company's current buildings and host more traditional HPC applications, such as natural language processing, machine learning, and additional HPC developments.
The Company has entered into exclusivity and executed a letter of intent with a US-based hyperscaler for a 400 MW capacity lease, inclusive of our current 100 MW facility and two forthcoming buildings in Ellendale, North Dakota. On July 26, 2024, the Company extended the initial exclusivity period under the previously announced letter of intent with the U.S. based hyperscaler for leasing the HPC Ellendale Facility. The Company is in advanced discussions with traditional financing counterparties for this investment-grade tenant.
We anticipate that this business segment will begin generating meaningful revenues once the HPC Ellendale Facility becomes operational, which is expected in calendar year 2025.
Recent Developments
CIM Arrangement
As described elsewhere in this prospectus, on June 7, 2024, APLD Holdings entered into the Promissory Note with the Selling Stockholder and, on August 11, 2024, APLD Holdings and the Selling Stockholder entered into the Waiver Agreement. For additional information, see “Private Placement” on page 13 of this prospectus.
Yorkville Amendments
In connection with the Promissory Note, we also entered into a Consent, Waiver and First Amendment to Prepaid Advance Agreements (the “Consent”) with YA II PN, LTD. (“YA Fund”). In exchange for YA Fund’s consent to the transaction with the Selling Stockholder, we agreed to issue an aggregate of 100,000 shares of Common Stock to YA Fund and to conditionally lower the floor price from $3.00 to $2.00 so long as the daily VWAP is less than $3.00 per share of Common Stock for five out of seven trading days. We further agreed to deliver a security agreement whereby our subsidiary, Applied Digital Cloud Corporation, would grant a springing lien on substantially all of its assets subject to customary carve-outs to secure the promissory notes issued in favor of YA Fund. Pursuant to the Consent, YA Fund also consented to future project-level financing at the HPC Ellendale Facility.
In addition, pursuant to the terms of the Consent, the Prepaid Advance Agreement entered into between the Company and YA Fund on March 27, 2024 (the “March PPA”) and the Prepaid Advance Agreement entered into between the Company and YA Fund on May 24, 2024 (the “May PPA”) were amended to provide for prepayment of the convertible unsecured promissory note in the amount of up to $42.1 million issued pursuant to the May PPA (the “May Note” and together with the two convertible unsecured promissory notes in the amount of up to $50 million issued pursuant to the March PPA (the “Initial YA Notes”), the “YA Notes”), in pro rata weekly installments of $2.5 million in cash or (at YA Fund’s sole election) $5.0 million in Common Stock, commencing on July 8, 2024, for so long as either the Registration Statement on Form S-3 filed by the Company on April 15, 2024 or the Registration Statement on Form S-1 filed by the Company on May 31, 2024 (the “May Registration Statement”) is ineffective, or if the SEC does not declare the May Registration Statement effective by such date. If elected to be paid in Common Stock, such shares would be issued at 95% of the lowest daily VWAP during the five trading day period immediately preceding the prepayment date.
In connection with the Series F Offering (as defined below), the Company entered into a Second Amendment (“Amendment No. 2”) and a Third Amendment (“Amendment No. 3”) to the March PPA and the May PPA. Pursuant to the terms of Amendment No. 2, the March PPA, the May PPA, and the Optional Redemption provisions set forth in the YA Notes, were amended such that the Company may only redeem early a portion or all amounts outstanding under the YA Notes in cash after January 1, 2025. Pursuant to Amendment No. 3, the March PPA and the May PPA were amended to eliminate the $16.0 million per month conversion limitation that exists in the aggregate across the YA Notes.

Increase In Authorized Shares
On June 11, 2024, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”). Pursuant to the Certificate of Amendment, the number of authorized shares of Common Stock was increased to 300,000,000. The Certificate of Amendment became effective upon filing on June 11, 2024.
At-the-Market Sales Agreement
On July 9, 2024, we entered into a Sales Agreement with B. Riley Securities, Inc., BTIG, LLC, Lake Street Capital Markets, LLC, Northland Securities, Inc. and Roth Capital Partners, LLC (the “Sales Agreement”). Up to $125,000,000 of shares of our Common Stock may be issued if and when sold pursuant to the Sales Agreement. As of the date of this prospectus, approximately 2.9 million shares of our Common Stock have been issued and sold under the Sales Agreement for approximate proceeds to us of $16.4 million.
Garden City Release of Escrow Funds
On July 30, 2024, we announced that the conditional approval requirements related to the release of the escrowed funds from the sale of our Garden City hosting facility have been met. As of the date of this prospectus, we have received the remaining $25 million of the purchase price, previously held in escrow pending such conditional approval.
SEPA
On August 28, 2024, the Company entered into a Standby Equity Purchase Agreement with YA Fund, as amended on August 29, 2024 (the “SEPA”). Pursuant to the SEPA, subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to YA Fund, and YA Fund must subscribe for, an aggregate amount of up to $250.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on September 30, 2024, and terminating on the first day of the month next following the 36-month anniversary of September 30, 2024. The shares of Common Stock issuable pursuant to the SEPA will be offered and sold pursuant to Section 4(a)(2) of the Securities Act.
In connection with the execution of the SEPA, the Company agreed to pay a structuring fee (in cash) to YA Fund in the amount of $25,000. Additionally, the Company agreed to pay a commitment fee of $2,125,000 to YA Fund, payable on the effective date of the SEPA, in the form of the issuance of 456,287 shares of Common Stock (the “Commitment Shares”), representing $2,125,000 divided by the average of the daily VWAPs of the Common Stock during the three trading days immediately prior to the date of the SEPA.
Pursuant to the SEPA, the Company agreed to file a registration statement with the SEC for the resale under the Securities Act by YA Fund of the Common Stock issued under the SEPA, including the Commitment Shares. The Company shall not have the ability to request any advances under the SEPA until such resale registration statement is declared effective by the SEC.
Series F Preferred Stock
On August 29, 2024, the Company entered into a securities purchase agreement (the “Series F Purchase Agreement”) with YA Fund for the private placement (the “Series F Offering”) of 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), including 3,191 shares representing an original issue discount of 6%. The transaction closed on August 30, 2024, for total net proceeds to the Company of $50.0 million.
Each outstanding share of Series F Preferred Stock is entitled to receive, in preference to our Common Stock, cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 8.0% of $1,000.00 per share of Series F Preferred Stock (the “Series F Stated Value”). At our discretion, the Preferential Dividends shall be payable either in cash or in kind or accrue and compound in an amount equal to 8.0% multiplied by the Series F Stated Value. In addition, each holder of Series F Preferred Stock will be entitled to receive dividends equal to, on an as-converted to shares of our Common Stock basis, and in the same form as, dividends actually paid on shares of our Common Stock when, as, and if such dividends are paid on shares our Common Stock. The Series F Preferred Stock will initially be non-convertible and will only become convertible upon, and subject to, the receipt of shareholder approval. If shareholder approval is not obtained for any reason, the Series F Preferred Stock will remain non-convertible. The Company filed the Certificate of Designation of the Series F Preferred Stock with the Secretary of State of the State of Nevada on August 30, 2024.
The Company and YA Fund also entered into a registration rights agreement (the "Series F Registration Rights Agreement"), pursuant to which the Company agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares, within 45 days of signing the Series F Registration Rights Agreement (subject to certain exceptions).
Additionally, in connection with the Series F Offering, the Company agreed to eliminate the $16.0 million per month conversion limitation that exists in the aggregate across the YA Notes (as defined below).
Goldman PIPE
On September 5, 2024, the Company entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with the purchasers named therein (the “PIPE Purchasers”), for the private placement of 49,382,720 shares of the Company’s Common Stock, at a purchase price of $3.24 per share, representing the last closing price of the Common Stock on Nasdaq on September 4, 2024. The private placement closed on September 9, 2024, with aggregate gross proceeds to the Company of approximately $160 million, before deducting offering expenses.

The Company and the PIPE Purchasers also entered into a registration rights agreement (the “PIPE Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares, within 30 days of signing the PIPE Registration Rights Agreement (subject to certain exceptions).
Corporate Information
Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.
We make available free of charge through the Investor Relations link on our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. In addition, the SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies under the Exchange Act.

THE OFFERING

Shares of Common Stock offered by the Selling Stockholder	2,964,917 shares of Common Stock issuable upon exercise of the Warrant.

Common Stock outstanding before this offering	214,511,446 shares of Common Stock.

Common Stock to be outstanding immediately after this offering	217,476,363 shares of our Common Stock, assuming the full exercise of the Warrant.

Use of Proceeds
The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. See “Use of Proceeds.”

National Securities Exchange Listing	Our Common Stock is currently listed on Nasdaq under the symbol “APLD.”

Risk Factors
An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 14 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

PRIVATE PLACEMENT
On June 7, 2024, APLD Holdings entered into the Promissory Note with the Selling Stockholder, which provided for an initial borrowing of $15 million, which was drawn on June 7, 2024, and subsequent borrowings of up to $110 million, subject to the satisfaction of certain conditions. In addition to the initial borrowing, the Promissory Note includes an accordion feature that allows for up to an additional $75 million of borrowings. Principal amounts repaid under the Promissory Note will not be available for reborrowing. As of the date of this prospectus, the total balance outstanding under the Promissory Note is approximately $105 million. As partial consideration for the loans under the Promissory Note, the Company agreed to issue to the Selling Stockholder warrants to purchase up to an aggregate of 9,265,366 shares of Common Stock. The warrants were issuable in two tranches, (i) for the purchase of up to 6,300,449 shares of Common Stock (the “Initial Warrant”), and (ii) for the purchase of up to 2,964,917 shares of Common Stock (the “Warrant”). Pursuant to the terms of the Promissory Note, the Initial Warrant was issued on June 17, 2024 and the Company agreed to issue the Warrant concurrently with the satisfaction of certain conditions for the subsequent borrowings of up to $110 million.
The Initial Warrant and the Warrant will be exercisable upon issuance and will have a five-year term, and will have an exercise price of $4.8005 per share, which exercise price may be paid in cash, by net settlement or by a combination of cash and net settlement but must be exercised by net settlement if no registration covering the exercise of such warrants remains effective. The Initial Warrant and the Warrant contain customary anti-dilution provisions for corporate actions such as stock dividends and stock splits.
On August 11, 2024, APLD Holdings and the Selling Stockholder entered into a Waiver Agreement, whereby the Selling Stockholder agreed to waive the satisfaction of certain conditions for the subsequent borrowings, allowing the Company to draw an additional $20 million (net of original discount and fees) of borrowings under the Promissory Note. As partial consideration for the Waiver, the Company agreed to issue the Warrant in a private placement pursuant to an exemption from the registration requirements of the Securities Act, afforded by Section 4(a)(2) thereof.
The Company also entered into a registration rights agreement with the Selling Stockholder, pursuant to which the Company will register the resale of the Common Stock underlying the Warrant on Form S-1 (the “Registration Statement”) as soon as practicable following the issuance of such warrants, to be declared effective by the SEC prior to the 90th day after the issuance of the Warrant or the 30th day if the SEC does not review the Registration Statement.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and our other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.
There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:
•our ability to complete construction of the Ellendale HPC data center;
•availability of financing to continue to grow our business;
•labor and other workforce shortages and challenges;
•power or other supply disruptions and equipment failures;
•our dependence on principal customers;
•the addition or loss of significant customers or material changes to our relationships with these customers;
•our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;
•our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;
•our ability to continue to grow sales in our hosting business;
•volatility of cryptoasset prices;
•uncertainties of cryptoasset regulation policy; and
•equipment failures, power or other supply disruptions.
The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.
All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

SELLING STOCKHOLDER
This prospectus covers the resale or other disposition by the Selling Stockholder identified in the table below of the Warrant Shares, consisting of up to an aggregate of 2,964,917 shares of our Common Stock issuable upon the exercise of the Warrant. The Selling Stockholder acquired the Warrant in the transaction described above under the heading “Private Placement.”
The Warrant held by the Selling Stockholder contains limitations which prevent the holder from exercising such Warrant if such exercise would cause the Selling Stockholder, together with certain related parties, to beneficially own a number of shares of Common Stock which would exceed 9.99% of our then outstanding shares of Common Stock following such exercise, excluding for purposes of such determination, shares of Common Stock issuable upon exercise of the Initial Warrant and the Warrant which have not been exercised.
The table below sets forth, as of September 11, 2024, the following information regarding the Selling Stockholder:
•the name of the Selling Stockholder;
•the number of shares of Common Stock owned by the Selling Stockholder prior to this offering, without regard to any beneficial ownership limitations contained in the Initial Warrant and the Warrant;
•the number of shares of Common Stock to be offered by the Selling Stockholder in this offering;
•the number of shares of Common Stock to be owned by the Selling Stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus; and
•the percentage of our issued and outstanding shares of Common Stock to be owned by the Selling Stockholder assuming the sale of all of the shares of Common Stock covered by this prospectus based on the number of shares of Common Stock issued and outstanding as of September 11, 2024.
Except as described above, the number of shares of Common Stock beneficially owned by the Selling Stockholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, shares of Common Stock that the Selling Stockholder has the right to acquire within 60 days of September 11, 2024.
All information with respect to the Common Stock ownership of the Selling Stockholder has been furnished by or on behalf of the Selling Stockholder. We believe, based on information supplied by the Selling Stockholder, that except as may otherwise be indicated in the footnotes to the table below, the Selling Stockholder has sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by the Selling Stockholder. Because the Selling Stockholder identified in the table may sell some or all of the shares of Common Stock beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of Common Stock, no estimate can be given as to the number of shares of Common Stock available for resale hereby that will be held by the Selling Stockholder upon termination of this offering. In addition, the Selling Stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock it beneficially owns in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the Selling Stockholder will sell all of the shares of Common Stock owned beneficially by it that are covered by this prospectus, but will not sell any other shares of Common Stock that it presently owns. Except as set forth below, the Selling Stockholder has not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of Common Stock or other securities.

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Shares Offered by this Prospectus	Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned after Offering
CIM APLD Lender Holdings, LLC (1)	9,265,366 (2)	2,964,917 (3)	6,300,449 (4)	2.9% (5)

(1)APLD Lender Holdings Parent, LLC (“APLD Lender Holdings Parent”) is the managing member of CIM APLD Lender Holdings, LLC (the “Selling Stockholder”). The controlling owners of APLD Lender Holdings Parent are CIM Infrastructure Fund III, L.P. (“CIM IF III”) and CIM Applied Digital Parallel, LLC (“Applied Digital Parallel”). CIM Infrastructure Fund III GP, LLC (“CIM IF III GP”) is the general partner of CIM IF III. CIM Infrastructure Fund III (Lux) SCSp (“Luxembourg SCSp”) is the majority owner of Applied Digital Parallel. CIM Infrastructure III GP (Lux), S.a.r.l. (“Luxembourg S.a r.l.”) is the general partner of Luxembourg SCSp. CIM Group Management, LLC (“CIM Group Management”) is the manager of CIM IF III GP and the sole owner of Luxembourg S.a r.l. CIM Group Management Holdings, LLC (“CIM Group Management Holdings”) is the sole owner of CIM Group Management. CIM Group, LLC is the majority owner of CIM Group Management Holdings. The business address of the Selling Stockholder is 4700 Wilshire Boulevard, Los Angeles, CA 90010.
(2)The number of shares beneficially owned prior to the offering consists of 6,300,449 shares of Common Stock which are issuable upon the exercise of the Initial Warrant and an additional 2,964,917 shares of Common Stock which are issuable upon the exercise of the Warrant (without giving effect to the 9.99% beneficial ownership limitation contained in the Initial Warrant and the Warrant). The actual number of shares that may be acquired by the Selling Stockholder is not currently known. The shares issuable upon exercise of the Initial Warrant and the Warrant are subject to a beneficial ownership limitation of 9.99%, which limitation restricts the Selling Stockholder from exercising that portion of the outstanding balance under the Initial Warrant and the Warrant that would result in the Selling Stockholder and its affiliates owning upon such exercise a number of shares of our Common Stock in excess of the beneficial ownership limitation, as applicable.
(3)The number of shares of Common Stock offered by this prospectus, consisting of the number of Warrant Shares issuable to the Selling Stockholder pursuant to the terms of the Warrant issued in the Private Placement (without giving effect to the 9.99% beneficial ownership limitation contained in such Warrant).
(4)Assumes the sale of all shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus (without giving effect to the 9.99% beneficial ownership limitation contained in such Warrant).
(5)Percentage is based on 214,511,446 shares of Common Stock outstanding as of September 11, 2024 (and rounded to the nearest tenth of a percent) and assumes the sale of all shares of Common Stock offered by the Selling Stockholder pursuant to this prospectus (without giving effect to the 9.99% beneficial ownership limitation contained in such Warrant).

USE OF PROCEEDS
The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholder named in this prospectus. Accordingly, we will not receive any proceeds from any sale of shares of our Common Stock in this offering. We will pay all of the fees and expenses incurred by us in connection with this registration.

PLAN OF DISTRIBUTION
The Selling Stockholder of the Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Common Stock covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling the Common Stock:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such Common Stock at a stipulated price per share;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholder may also sell the Common Stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the Common Stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, or FINRA, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
The Selling Stockholder and any broker-dealers or agents that are involved in selling the Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.
We are required to pay certain fees and expenses incurred by us incident to the registration of the Common Stock. We have agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act with respect to this prospectus.
We agreed to keep this prospectus effective until all the Warrant Shares have been sold or may be sold without any restrictions pursuant to Rule 144, as determined by our counsel pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to our transfer agent. The Warrant Shares offered hereunder will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Warrant Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Our Common Stock is quoted on Nasdaq under the symbol “APLD”.

DESCRIPTION OF SECURITIES
The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, as amended from time to time and currently in effect (the “Articles of Incorporation”), and our third amended and restated bylaws, as amended from time to time and currently in effect (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024, which is incorporated by reference herein.
We are authorized to issue 305,000,000 shares of capital stock, $0.001 par value per share, of which 300,000,000 are Common Stock and 5,000,000 are preferred stock (the “Preferred Stock”). For a description of the terms of the Preferred Stock, see Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on August 30, 2024, as supplemented by the Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock, which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2024.
As of September 11, 2024, there were 214,511,446 shares of Common Stock outstanding and 354,864 shares of Preferred Stock outstanding.
Common Stock
Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future. There are no redemption or sinking fund provisions applicable to our Common Stock. The holders of our Common Stock have no conversion rights. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulative votes in voting for directors.
In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.
Transfer Agent
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address and phone number is: 150 Royall Street, Canton, MA 02021, telephone number: (781) 575-2000.
Listing
Our Common Stock is presently traded on Nasdaq under the symbol “APLD.”

LEGAL MATTERS
The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Snell & Wilmer L.L.P., Nevada.

EXPERTS
The consolidated financial statements of Applied Digital Corporation and Subsidiaries as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements of Applied Digital Corporation and Subsidiaries are incorporated in this prospectus by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.
In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.
We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.applieddigital.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.
We incorporate by reference the documents listed below that we have previously filed with the SEC:
•The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024;
•The Company’s Current Reports on Form 8-K filed with the SEC on June 5, 2024, June 7, 2024, June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, August 30, 2024, and September 10, 2024, and our Current Reports on Form 8-K/A filed with the SEC on June 6, 2024, June 10, 2024 and September 4, 2024 (other than any portions thereof deemed furnished and not filed); and
•The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024.
All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.
We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to
Applied Digital Corporation
Attn: Wes Cummins
Chief Executive Officer
3811 Turtle Creek Blvd., Suite 2100
Dallas, Texas 75219
Phone number: (214) 427-1704

2,964,917 Shares of Common Stock Underlying the Warrant

PRELIMINARY PROSPECTUS

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
Securities and Exchange Commission registration fee	$2,450.68
Accountants’ fees and expenses	15,000.00
Legal fees and expenses	100,000.00
Miscellaneous	—
Total expenses	$117,450.68
Item 14. Indemnification of Directors and Officers.
Section 78.138 of the Nevada Revised Statutes, or NRS, provides that, unless the corporation’s Articles of Incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles of Incorporation provide that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts that involve intentional misconduct, fraud, or a knowing violation of the law or (ii) the payment of dividends in violation of Nevada corporate law.
Section 78.7502(1) of the NRS provides that a corporation may indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise or as a manager of a limited liability company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he is not liable pursuant to NRS 78.138 or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
NRS 78.7502(2) permits a corporation to indemnify, pursuant to that statutory provision, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification pursuant to NRS 78.7502 may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. NRS 78.751(1) provides that a corporation shall indemnify any person who is a director, officer, employee or agent of the corporation, against expenses actually and reasonably incurred by the person in connection with defending an action (including, without limitation, attorney’s fees), to the extent that the person is successful on the merits or otherwise in defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a manager of a limited liability company, or any claim, issue or matter in such action.
NRS 78.751 provides that the indemnification pursuant to NRS 78.7502 shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled (except that indemnification may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of the law and such intentional misconduct, fraud or a knowing violation of the law was material to the cause of action) and that the indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. NRS 78.752 permits a corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities.
Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.
Our Bylaws provide that the Company shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition.
In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15. Recent Sales of Unregistered Securities.
On April 12, 2022, the SEC declared effective the Company’s IPO Registration Statement (Reg. No. 261278). The offering under the IPO Registration Statement commenced on April 12, 2022 and was consummated on April 18, 2022 with the sale of 8,000,000 newly-issued shares of Common Stock at a price of $5.00 per share, constituting the total aggregate amount registered. B. Riley Securities, Inc. and Needham & Company acted as book-running managers, Craig-Hallum and D.A. Davidson & Co. acted as lead managers, and Lake Street and Northland Capital Markets acted as co-managers for the offering. In connection with the offering, the Company granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of Common Stock at the public offering price, less underwriting discounts and commission, although such option was not exercised. The net offering proceeds to the Company after deducting the expenses described herein were approximately $36 million.
On June 6, 2022, through an agreement between the Company and Xsquared Holding Limited (“Sparkpool”), Sparkpool agreed to forfeit to the Company shares of Common Stock that had been issued pursuant to the service agreement executed on March 19, 2021. Sparkpool ceased providing the contracted services for the Company, and agreed to forfeit shares to compensate for future services that will not be rendered. As a result of this agreement, 4,965,432 shares of Common Stock were forfeited and canceled by the Company.
On January 31, 2024, the Company issued an aggregate 10,461 shares to Chris Schuler as partial payment for construction services performed at the Company’s Ellendale, North Dakota facility.
On March 27, 2024, the Company entered into the March PPA with YA Fund. In accordance with the terms of the March PPA, the Company issued the Initial YA Notes, in the aggregate principal amount of $50 million. The Initial YA Notes are convertible into shares of our Common Stock. The offer and sale of our Common Stock pursuant to the March PPA and the Initial YA Notes was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.
On April 26, 2024, the Company entered into the Amendment No. 2 (the “AI Amendment”) to that certain Unsecured Promissory Note, issued by the Company to AI Bridge Funding LLC on January 30, 2024 and amended on March 27, 2024 (the “AI Note”). Pursuant to the AI Amendment, among other things, (i) the Company may use shares of our Common Stock to repay the AI Note, subject to certain limitations and (ii) the Company issued warrants to purchase up to 3,000,000 shares of our Common Stock subject to certain adjustments (the “Warrants”). The Warrants were, and the shares of Common Stock issuable upon the exercise of the Warrants will be, offered and sold pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.
On May 24, 2024, the Company entered into the May PPA with YA Fund. In accordance with the terms of the May PPA, the Company issued the May Note, in the aggregate principal amount of approximately $42.1 million. The May Note is convertible into shares of our Common Stock. The offer and sale of our Common Stock pursuant to the May PPA and the May Note was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.
On June 7, 2024, APLD Holdings entered into the Promissory Note with the Selling Stockholder. As partial consideration for the Promissory Note, the Company agreed to issue to the Selling Stockholder warrants to purchase up to an aggregate of 9,265,366 shares of Common Stock. The warrants were issuable in two tranches, (i) the Initial Warrant, and (ii) the Warrant. The Initial Warrant was issued on June 17, 2024.
On June 20, 2024, the Company issued 100,000 shares of our Common Stock to YA Fund in consideration for YA Fund giving its consent to the Company to enter into the Promissory Note.
On August 11, 2024, we and the Selling Stockholder entered into the Waiver Agreement, whereby the Selling Stockholder agreed to waive the satisfaction of certain conditions for the subsequent borrowings, allowing us to draw an additional $20 million (net of original discount and fees) of borrowings under the Promissory Note. As partial consideration for the Waiver Agreement, we issued the Warrant and the Warrant Shares in a private placement pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.
On August 28, 2024, the Company entered into the SEPA with YA Fund. Pursuant to the SEPA, subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to YA Fund, and YA Fund must subscribe for, an aggregate amount of up to $250.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on September 30, 2024, and terminating on the 36-month anniversary of September 30, 2024. The shares of Common Stock issuable pursuant to the SEPA will be offered and sold pursuant to Section 4(a)(2) of the Securities Act. Pursuant to the SEPA, the Company agreed to file a registration statement with the SEC for the resale under the Securities Act by YA Fund of the Common Stock issued under the SEPA. The Company shall not have the ability to request any advances under the SEPA until such resale registration statement is declared effective by the SEC.
On August 29, 2024, the Company entered into the Series F Purchase Agreement with YA Fund for the private placement of 53,191 shares of Series F Preferred Stock. The offer and sale of the Series F Preferred Stock pursuant to the Series F Purchase Agreement was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.
In connection with the SEPA, Northland Securities, Inc. acted as placement agent and received a fee equal to 1% of the SEPA Aggregate Commitment (the “SEPA Placement Agent Fee”). The Company has agreed to pay the SEPA Placement Agent Fee in shares of common stock at a price per share of $4.73 per share, the Nasdaq official closing price of Common Stock on August 27, 2024, for a total number of shares equal to 528,541. The shares of Common Stock were issued without registration under the Securities Act, pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) thereof.

On September 5, 2024, the Company entered into the PIPE Purchase Agreement with the PIPE Purchasers, for the private placement of 49,382,720 shares of the Company’s Common Stock, at a purchase price of $3.24 per share, representing the last closing price of the Common Stock on Nasdaq on September 4, 2024. The offer and sale of the shares of Common Stock pursuant to the PIPE Purchase Agreement was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1
Second Amended and Restated Articles of Incorporation, as amended from time to time (Incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the SEC on August 2, 2023).

3.1.1
Certificate of Amendment to the Certificate of Designations for the Series E Redeemable Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024).

3.1.2
Certificate of Amendment, dated June 11, 2024, to Second Amended and Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 11, 2024).

3.1.3
Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).

3.2	Third Amended and Restated Bylaws of the Company (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2024).
4.1
Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.1.1
Amendment, dated December 13, 2021, to Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 3.2 to Amendment No. 6 the Company's form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

4.1.2
Amendment No. 2, dated February 22, 2022, to Registration Rights Agreement, dated April 15, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.3 to the Company's Form S-1 (Registration No. 333-258818), filed with the SEC on February 28, 2022).

4.2
Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.2.1
Amendment, dated December 13, 2021, to Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 3.2 to the Company's form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

4.2.2
Amendment No. 2, dated February 22, 2022, to Registration Rights Agreement, dated July 30, 2021, by and between the Company and B. Riley Securities, Inc., for the benefit of B. Riley Securities, Inc. and the Investors (Incorporated by reference to Exhibit 4.6 to the Company's Form S-1 (Registration No. 333-258818), filed with the SEC on February 28, 2022).

4.3
Right of First Refusal and Co-Sale Agreement, dated as of April 15, 2021, by and between the Company, the Key Holders and Investors (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.4
Right of First Refusal and Co-Sale Agreement, dated as of July 30, 2021, by and between the Company, the Key Holders and Investors. (Incorporated by reference to Exhibit 4.4 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

4.5	Form of Warrant. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).
4.6	Form of Subscription Agreement. (Incorporated by reference to Exhibit 4.1 to the Company’ Current Report on Form 8-K filed with the SEC on May 16, 2024).

4.7	Form of Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 14, 2024).
5.1*	Opinion of Snell & Wilmer L.L.P.
10.1
Services Agreement, dated March 19, 2021, by and among the Company, GMR Limited, Xsquared Holding Limited, and Valuefinder (Incorporated by reference to Exhibit 10.1 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.2
Master Professional Services Agreement between Ulteig Engineers, Inc. and APLD Hosting, LLC. (Incorporated by reference to Exhibit 10.2 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.3
Non-Fixed Price Sales and Purchase Agreement, dated April 13, 2021, between Bitmain Technologies Limited and the Company (Incorporated by reference to Exhibit 10.3 to the company's Form S-1 (Registration No. 333-2588818), filed with the SEC on August 13, 2021).

10.4
Coinmint Colocation Mining Services Agreement dated as of June 15, 2021 by and between Coinmint, LLC and the Company (Incorporated by reference to Exhibit 10.4 to the Company's Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.5#
Service Framework Agreement, dated July 5, 2021, by and between APLD Hosting, LLC and JointHash Holding Limited (Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.6#
Amended and Restated Electric Services Agreement, dated September 13, 2021, by and between APLD Hosting, LLC and [Redacted] (Incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.7
Sublease Agreement, dated as of May 19, 2021, by and between the Company and Encap Investments L.P. (Incorporated by reference to Exhibit 10.7 to the Company’s Form S-1 (Registration No. 333-258818), filed with the SEC on August 13, 2021).

10.8#
Service Framework Agreement, dated July 5, 2021, by and between APLD Hosting, LLC and Bitmain Technologies Limited (Incoporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K, filed with the SEC on August 29, 2022.

10.9#
Master Hosting Agreement, dated as of September 20, 2021, by and between APLD Hosting, LLC and F2Pool Mining, Inc. (Incorporated by reference to Exhibit 10.9 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.10#
Master Hosting Agreement, dated as of October 12, 2021, by and between APLD Hosting, LLC and Hashing LLC. ((Incorporated by reference to Exhibit 10.10 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.11
Services Agreement, effective as of October 12, 2021, by and among Applied Blockchain, LTD and Xsquared Holding Limited. (Incorporated by reference to Exhibit 10.11 to Amendment No. 1 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on November 2, 2021).

10.12†	2022 Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).
10.12.1†
Form of Employee Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.2 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.12.2†
Form of Restricted Stock Unit Award Agreement (Employees) (Incorporated by reference to Exhibit 10.3 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.12.3†
Form of Restricted Stock Unit Award Agreement (Consultants) (Incorporated by reference to Exhibit 10.4 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.12.4	Amendment to 2022 Incentive Plan (Incorporated by reference to Exhibit 10.12.4 to the Company's Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
10.13†
2022 Non-Employee Director Stock Plan (Incorporated by reference to Exhibit 10.5 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.13.1†
First Amendment to the 2022 Non-Employee Director Stock Plan, dated April 4, 2023 (incorporated by reference to Exhibit 10.13.1 to the Company’s Annual Report on Form 10-K filed with the SEC on August 2, 2023).

10.13.2
Form of Director Restricted Stock Award Agreement (Incorporated by reference to Exhibit 10.6 to the Company's registration statement on Form S-8 (Registration No. 333-265698), filed with the SEC on June 17, 2022).

10.14#
Limited Liability Company Agreement, dated as of January 6, 2022, by and between the Company and Antpool Capital Asset Investment L.P. (Incorporated by reference to Exhibit 10.14 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.15†
Employment Agreement, effective as of November 1, 2021, by and between the Company and Wes Cummins (Incorporated by reference to Exhibit 10.15 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.15.1†
Amendment No. 1 to Executive Employment Agreement, dated as of September 25, 2023, by and between the Company and Wes Cummins. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).

10.16†
Employment Agreement, effective as of November 1, 2021, by and between the Company and David Rench. (Incorporated by reference to Exhibit 10.16 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.16.1†
Amendment No. 1 to Executive Employment Agreement, dated as of September 25, 2023, by and between the Company and David Rench. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).

10.17
Ground Lease, effective as of April 13, 2022, by and between EDB, Ltd and APLD - Rattlesnake Den I LLC (Incorporated by reference to Exhibit 10.17 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 2, 2023).

10.18†
Employment Agreement, effective as of November 1, 2021, by and between the Company and Regina Ingel (Incorporated by reference to Exhibit 10.17 to Amendment No. 5 to the Company’s registration statement on Form S-1 (Registration No. 333-258818), filed with the SEC on January 24, 2022).

10.18.1†
Amendment dated August 1, 2022 to Employment Agreement between Applied Blockchain, Inc. and Regina Ingel (Incorporated by reference to Exhibit 10.1 to the Company's current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 5, 2022).

10.19
Loan Agreement dated as of March 11, 2022 by and between APLD Hosting, LLC, Vantage Bank Texas and Applied Blockchain, Inc. (Incorporated by reference to Exhibit 10.20 to Amendment No. 6 the Company's form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

10.20
Continuing Guaranty Agreement dated as of March 11, 2022 by Applied Blockchain, Inc. for the benefit of Vantage Bank Texas. (Incorporated by reference to Exhibit 10.21 to Amendment No. 6 the Company's form S-1 (Registration No. 333-258818), filed with the SEC on April 12, 2022).

10.21
Letter between Applied Blockchain, Inc. and Xsquared Holding Limited dated June 6, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on June 8, 2022).

10.22
Hosting Agreement, dated as of July 12, 2022, by and between Marathon Digital Holdings, Inc. and Applied Blockchain, Inc. (Incorporated by reference to Exhibit 10.6 to the Company’s quarterly report on Form 10-Q (Commission File No. 001-31968), filed with the SEC on October 12, 2022).

10.23
Loan Agreement, dated as of July 25, 2022, by and among APLD Hosting, LLC, Starion Bank, and Applied Blockchain, Inc. as Guarantor (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.24
Security Agreement, dated of July 25, 2022, by and between APLD Hosting, LLC and Starion Bank (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.25
Security Agreement, dated of July 25, 2022, by and among APLD Hosting, LLC, Applied Blockchain, Inc., as Grantor, and Starion Bank(Incorporated by reference to Exhibit 10.3 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.26
Unlimited Commercial Corporate Guaranty of Applied Blockchain, Inc. dated as of July 25, 2022 (Incorporated by reference to Exhibit 10.4 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on August 12, 2022).

10.27
Loan Agreement by and among APLD - Rattlesnake Den I, LLC, as borrower, Vantage Bank Texas, as lender, and the Company, as guarantor, entered into as of November 7, 2022 (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on November 14, 2022).

10.28#
Loan Agreement, dated as of February 16, 2023 by and among APLD ELN-01 LLC, Starion Bank, and Applied Digital Corporation as Guarantor (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.29#
Security Agreement, dated as of February 16, 2023 by and between APLD ELN-01 LLC and Starion Bank (Incorporated by referenced to Exhibit 10.2 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.30
Security Agreement, dated as of February 16, 2023 by and among APLD ELN-01 LLC, Applied Digital Corporation and Starion Bank (Incorporated by referenced to Exhibit 10.3 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.31
Unlimited Commercial Corporate Guaranty of Applied Digital Corporation dated as of February 16, 2023 (Incorporated by referenced to Exhibit 10.4 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on February 21, 2023).

10.32#
Loan and Security Agreement, dated as of May 23, 2023, by and among SAI Computing, LLC as Borrower, B. Riley Commercial Capital, LLC and B. Riley Securities, Inc., as Lenders, B. Riley Commercial Capital, LLC as Collateral Agent, and Applied Digital Corporation as Guarantor (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (Commission File No. 001-31968), filed with the SEC on May 24, 2023).

10.32.1
Termination of Loan and Security letter, dated February 5, 2024, between the Company and B. Riley Commercial Capital, LLC and B. Riley Securities, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2024).

10.33	Form of Amendment No. 1 to Restricted Stock Unit Award. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).
10.34	Form of Amendment No. 1 to Performance Stock Unit Award. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on September 28, 2023).
10.35
Form of Indemnification Agreement by and between Applied Digital Corporation and individual directors or officers. (Incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 16, 2024).

10.36
Unsecured Promissory Note, dated January 30, 2024, issued by the Company and payable to AI Bridge Funding LLC. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 5, 2024).

10.36.1
Waiver, Consent and Amendment by and between the Company and AI Bridge Funding LLC, dated March 27, 2024. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.36.2
Amendment No. 2 to Unsecured Promissory Note, dated April 26, 2024, by and between Applied Digital Corporation and AI Bridge Funding LLC. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

10.37#
Loan Agreement, dated as of February 28, 2024, by and between APLD GPU-01, LLC and Cornerstone Bank. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.38
Security Agreement, dated as of February 28, 2024, by and between APLD GPU-01, LLC and Cornerstone Bank. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.39
Form of Guaranty Agreement, dated as of February 28, 2024, made by each of Applied Digital Corporation, SAI Computing, LLC and APLD Hosting, LLC in favor of Cornerstone Bank. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.40
Consent to Transfer Interest in Real Property Subject to Mortgage and Subordination Agreement, dated as of February 28, 2024, made by Starion Bank, in favor of APLD Hosting, LLC. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.41#
Collateral Assignment of Customer GPU Contracts and Consent, dated as of February 28, 2024, by Applied Digital Corporation, in favor of Cornerstone Bank. (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on March 5, 2024).

10.42%
Purchase and Sale Agreement, dated March 14, 2024, by and between APLD - Rattlesnake Den I LLC and Mara Garden City LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 15, 2024).

10.43
Prepaid Advance Agreement by and between Applied Digital Corporation and YA II PN, LTD., dated March 27, 2024. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.44
Convertible Promissory Note issued by Applied Digital Corporation and payable to YA II PN, LTD., dated March 27, 2024. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.45
Guaranty made by APLD-ELN-02 LLC in favor of YA II PN, LTD., dated March 27, 2024. (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 1, 2024).

10.46
Convertible Promissory Note issued by Applied Digital Corporation and payable to YA II PN, LTD., dated April 24, 2024. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 30, 2024).

10.47
Cooperation and Standstill Agreement, dated as of April 30, 2024, by and between Applied Digital Corporation, a Nevada Corporation, and Oasis Management Co., Ltd. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 1, 2024).

10.48
Sales Agreement, dated as of May 6, 2024, by and between the Company and Roth Capital Partners, LLC. (Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 6, 2024).

10.49
Dealer Manager Agreement, dated as of May 16, 2024, by and between Applied Digital Corporation and Preferred Capital Securities, LLC. (Incorporated by reference to Exhibit 1.1 of the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024).

10.50
Services Agreement, dated as of May 16, 2024, by and between Applied Digital Corporation and Preferred Shareholder Services, LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2024).

10.51
Prepaid Advance Agreement by and between Applied Digital Corporation and YA II PN, LTD., dated May 24, 2024. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

10.52
Convertible Promissory Note issued by Applied Digital Corporation and payable to YA II PN, LTD., dated May 24, 2024. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

10.53
Guaranty made by APLD-ELN-02 LLC in favor of YA II PN, LTD., dated May 24, 2024 (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).

10.54	Amendment by and between the Company and YA II PN, LTD., dated May 24, 2024 (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2024).
10.55#
Promissory Note, dated June 7, 2024, issued by APLD Holdings 2 LLC and payable to CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).

10.56
Parent Guaranty, dated June 7, 2024, issued by Applied Digital Corporation in favor of CIM APLD Lender Holdings, LLC. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).

10.57%
Guarantee and Collateral Agreement, dated June 7, 2024, by and among APLD Hosting, LLC, APLD ELN-01 LLC, APLD ELN-02 LLC, APLD Holdings 1 LLC, APLD Holdings 2 LLC, APLD ELN-02 Holdings LLC and CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).

10.58
Consent, Waiver and First Amendment to Prepaid Advance Agreements, dated June 7, 2024, by and between Applied Digital Corporation and YA II PN, LTD (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on June 10, 2024).

10.59
Sales Agreement, dated as of July 9, 2024, by and among the Company, B. Riley Securities, Inc., BTIG, LLC, Lake Street Capital Markets, LLC, Northland Securities, Inc. and Roth Capital Partners, LLC (Incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed with the SEC on July 9, 2024).

10.60
Registration Rights Agreement, dated June 7, 2024, by and between Applied Digital Corporation and CIM APLD Lender Holdings, LLC (Incorporated by reference to Exhibit 10.57 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).

10.61
Security Agreement, dated June 21, 2024, by and between Applied Digital Cloud Corporation and YA II PN, LTD. (Incorporated by reference to Exhibit 10.58 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).

10.62
Waiver Agreement, dated August 11, 2024, by and between APLD Holdings 2 LLC and CIM APLD Lender Holdings, LLC. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 14, 2024).

10.63
Standby Equity Purchase Agreement, dated August 28, 2024, by and between Applied Digital Corporation and YA II PN, LTD. (Incorporated by reference to Exhibit 10.60 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).

10.64
First Amendment to the Standby Equity Purchase Agreement, dated August 29, 2024, by and between Applied Digital Corporation and YA II PN, LTD. (Incorporated by reference to Exhibit 10.61 to the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).

10.65	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).
10.66	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).

10.67
Consent, Waiver and Second Amendment to Prepaid Advance Agreements, dated August 21, 2024, by and between Applied Digital Corporation and YA II PN, LTD (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the SEC on August 30, 2024).

10.68
Consent, Waiver and Third Amendment to Prepaid Advance Agreements, dated August 29, 2024, by and between Applied Digital Corporation and YA II PN, LTD (Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K/A, filed with the SEC on September 4, 2024).

10.69	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 10, 2024).
10.70	Form of Registration Rights Agreement (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 10, 2024).
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K, filed with the SEC on August 30, 2024).
23.1*	Consent of Marcum, LLP.
23.2*	Consent of Snell & Wilmer L.L.P. (Included in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page).
107*	Filing Fee Table.

* Filed herewith.
† Management compensatory agreement.
# Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
% The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and Item 1.01, Instruction 4 of Form 8-K. The Registrant agrees to furnish supplementally a copy of all omitted schedules to the Securities and Exchange Commission upon its request.
Item 17. Undertakings.
The undersigned registrant hereby undertakes to
(a) Provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
(b) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (b)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.
(c) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(e) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(f) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(g) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(i) That:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on the day of September 11, 2024.

APPLIED DIGITAL CORPORATION

By:	/s/ Wes Cummins
Wes Cummins
Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wes Cummins and David Rench and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wes Cummins	Chief Executive Officer and Chairman	September 11, 2024
Wes Cummins	(Principal Executive Officer)

/s/ David Rench	Chief Financial Officer	September 11, 2024
David Rench	(Principal Financial Officer and Principal Accounting Officer)

/s/ Chuck Hastings	Director	September 11, 2024
Chuck Hastings

/s/ Douglas Miller	Director	September 11, 2024
Douglas Miller

/s/ Richard Nottenburg	Director	September 11, 2024
Richard Nottenburg

/s/ Rachel Lee	Director	September 11, 2024
Rachel Lee

/s/ Kate Reed	Director	September 11, 2024
Kate Reed

/s/ Ella Benson	Director	September 11, 2024
Ella Benson